Exhibit 10.13

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (this “Change of Control Agreement”), is entered into as of December 30, 2011, by and between First Commonwealth Financial Corporation, a Pennsylvania corporation (the “Company”), and Leonard V. Lombardi (“Executive”), and will be effective as of December 31, 2011 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the Compensation & Human Resources Committee (“Compensation Committee”) of the Company’s Board of Directors (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a “Change of Control” (as defined below) of the Company;

WHEREAS, the Compensation Committee believes that it is important to diminish the inevitable distraction of the Executive that would result from the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive to continue to devote Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefit arrangements upon the termination of Executive’s employment following a Change of Control;

WHEREAS, the Company and the Executive entered into a change of control agreement entered into as of January 19, 2010 (the “Original Change of Control Agreement”), which agreement will remain in effect until December 30, 2011;

WHEREAS, the Compensation Committee has determined that it would be advisable and in the best interests of the Company for the Company to enter into a new Change of Control Agreement with the Executive, to reflect certain changes in corporate governance pay practices and certain legally-required changes;

WHEREAS, the Compensation Committee has authorized the Company to enter into this Change of Control Agreement with the Executive; and

WHEREAS, the Company and the Executive wish to enter into this Change of Control Agreement in order to accomplish these objectives.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, and other good and valuable consideration, the Company and the Executive do hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.1 “Cause” for termination will be deemed to exist if:

(a) the Executive is convicted of, or pleads guilty or nolo contendere to, any crime which constitutes a felony under the laws of the United States of America or of any state or territory thereof, and the commission of that felony resulted in, or was intended to result in, a loss (monetary or otherwise) to the Employer Entities, or any of their respective clients, customers, directors, officers or employees;

(b) the Executive fails or refuses to perform the Executive’s duties to any of the Employer Entities (other than during such time as the Executive is incapacitated due to an accident or illness or during the Executive’s regularly scheduled vacation periods) with the degree of skill and care reasonably expected of a professional of his experience and stature for a period of thirty (30) consecutive days following the receipt by the Executive of a notice from the Company sent by certified mail, return receipt requested, setting forth in detail the facts upon which the Company relies in concluding that the Executive has failed or refused to perform the Executive’s duties and indicating with specificity the duties that the Company demands that the Executive perform without delay;

(c) the Executive engages in an act or acts of dishonesty which result or are intended to result in material damage to the business or reputation of any of the Employer Entities; or

(d) the Executive fails or refuses to comply with any material provision of this Change of Control Agreement or any policy or procedure of any Employer Entity, which violations are demonstrably willful and deliberate on the Executive’s part and which result or are intended to result in material damage to the business or reputation of any of the Employer Entities and as to which failure or refusal to comply the Company has notified the Executive in writing.

1.2 “Change of Control” will mean:

(a) The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the then outstanding shares of common stock of the Company;

(b) Individuals who, as of December 31, 2011, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to December 31, 2011, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board; or

(c) Consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of outstanding shares of the Company’s common stock immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than fifty-percent (50%) of the then outstanding shares of common stock of the corporation resulting from such a Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries).

Notwithstanding any other provision of this Change of Control Agreement to the contrary, (i) the placement of any of the Employer Entities into receivership or conservatorship by the Federal Deposit Insurance Corporation (“FDIC”) or a state or federal banking regulatory agency with jurisdiction over any of the Employer Entities, (ii) the acquisition of fifty-percent (50%) or more of any of the Employer Entities’ assets or assumption of fifty-percent (50%) or more of the Employer Entities’ deposit liabilities in an FDIC-assisted transaction, and (iii) a change in any Employer Entity’s board of directors at the direction of a state or federal banking regulatory authority having jurisdiction over any of the Employer Entities, will not constitute a Change of Control.

1.3 “Client” means any client or prospective client of the Company to whom the Executive provided services, or for whom the Executive transacted business, or whose identity became known to the Executive in connection with the Executive’s relationship with or employment by the Company.

1.4 “Code” means the Internal Revenue Code of 1986, as amended.

1.5 “Employer Entity” means the Company and each of its subsidiaries and affiliates, including without limitation, FCB.

1.6 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.7 “Good Reason” means:

(a) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s title, position, authority, duties or responsibilities immediately prior to the Change of Control or any other action by the Company which results in a diminution of such position, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after the receipt of notice thereof given by the Executive;

(b) any requirement of the Company that the Executive (i) be based anywhere more than fifty (50) miles from the office where the Executive is located immediately prior to the Change of Control or (ii) travel on Company business to an extent substantially greater than the travel obligations of the Executive immediately prior to the Change of Control; or

(c) (i) a reduction by the Company in the Executive’s rate of annual base salary as in effect immediately prior to the Change of Control or (ii) the failure of the Company to continue in effect any employee benefit plan, compensation plan, welfare benefit plan or material fringe benefit plan in which the Executive is participating or entitled to participate immediately prior to the Change of Control, unless the Executive is permitted to participate in other plans providing the Executive with substantially equivalent benefits in the aggregate (at substantially equivalent cost with respect to welfare benefit plans).

1.8 “Protected Period” means the period of time beginning with the date of a Change of Control and ending two (2) years following such Change of Control.

1.9 “Qualifying Termination” means a termination of the Executive’s employment (i) by the Company other than for Cause, disability or death, or (ii) by the Executive for Good Reason, provided that such termination of employment constitutes a Separation from Service.

1.10 “Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

1.11 “Section 409A Change of Control” means a “Change of Control Event” as defined in Section 409A.

1.12 “Section 409A Deferred Compensation” means an amount payable or benefit to be provided under a “nonqualified deferred compensation plan” as defined in Section 409A.

1.13 “Separation from Service” has the meaning set forth in Section 409A.

ARTICLE 2

TERM

2.1 The term of this Change of Control Agreement will begin on the Effective Date and will continue for thirty-six (36) full calendar months thereafter (the “Initial Term”). This term of this Change of Control Agreement will automatically renew for twenty-four (24) full calendar months thereafter on the third anniversary of the Effective Date and on each second anniversary thereafter (each, a “Renewal Term”) unless either party hereto gives notice in writing to the other party at least twelve (12) months prior to the end of the Initial Term or any Renewal Term of the party’s intent not to renew such term. Notwithstanding the foregoing, if a Change of Control occurs prior to the end of the Initial Term or Renewal Term, as the case may be, then the term of this Change of Control Agreement will continue until the later of (a) the end of the Protected Period, or (b) if a Qualifying Termination occurs during the Protected Period, the end of the Severance Period.

2.2 Notwithstanding anything in this Section to the contrary, this Change of Control Agreement will terminate if the Executive or the Company terminates the Executive’s employment for any reason prior to a Change in Control.

ARTICLE 3

PAYMENTS

3.1 Qualifying Termination. If during the Protected Period the employment of the Executive is terminated pursuant to a Qualifying Termination, subject to Article 7 hereof, then the Employer Entities will pay to the Executive (or the Executive’s beneficiary as provided in Article 5 hereof) the accrued obligations, severance pay and severance benefits in accordance with Sections 3.2, 3.3 and 3.4 hereof. If the Executive’s employment with the Employer Entities is terminated (i) for any reason prior to or after the Protected Period or (ii) other than pursuant to a Qualifying Termination during the Protected Period, then the Executive will not be entitled to the payment of any severance or provision of any benefits under this Change of Control Agreement.

3.2 Accrued Benefits. In the event of a Qualifying Termination described in Section 3.1 hereof, the Employer Entities will pay to the Executive any accrued and unpaid base salary and paid time-off, within thirty (30) days following the date of Qualifying Termination or such earlier date as is required by law.

3.3 Severance Pay. Subject to Article 7 hereof, in the event of a Qualifying Termination described in Section 3.1 hereof, the Employer Entities will pay to the Executive an amount equal to one (1) times: (i) the Executive’s annual base salary immediately prior to the Change of Control; (ii) the average of the aggregate annual amount of all bonuses paid to the Executive during the thirty-six (36) month period (or the Executive’s period of employment with the Employer Entities, if less) preceding the Change of Control; (iii) the aggregate amount of all contributions by the Company for the account of the Executive under the First Commonwealth Financial Corporation 401(k) Savings and Investment Plan and the First Commonwealth Financial Corporation Stock Ownership Plan during the twelve (12) month period preceding the Change of Control; and (iv) the aggregate of all contributions by the Company for the account of the Executive to the Company’s Non-Qualified Deferred Compensation Plan during the twelve (12) month period preceding the Change of Control. Subject to Article 7 hereof, such sum will be paid in equal periodic installments payable in accordance with the Employer Entity’s normal payroll practices during the twelve (12) month period immediately following such Qualifying Termination (the “Severance Period”).

3.4 Continued Health Insurance Benefits. In addition to the severance payable pursuant to Section 3.3 hereof, in the event of a Qualifying Termination described in Section 3.1 hereof, the Employer Entities will offer continuation coverage to the Executive, as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), under the Company’s group health plan on the terms and conditions mandated by COBRA and the Company will pay the full cost of the COBRA premiums on behalf of the Executive and his covered family members during the Severance Period.

3.5 Other Compensation and Benefits.

(a) Except as expressly provided for in Article 3 hereof, the Executive will not be entitled to severance pay or benefits under any plan, program, policy, practice or other arrangement of any Employer Entity in connection with any Qualifying Termination, including without limitation this Change of Control Agreement or any severance policy of any Employer Entity.

(b) During the Severance Period, the Executive will not be eligible to participate in any Employer Entity equity-based incentive, other incentive, 401(k) savings, employee stock ownership, deferred compensation, supplemental retirement, supplemental savings, life insurance, short or long term disability, employee welfare benefit, fringe benefit, perquisite, vacation, paid time-off or other employee benefit plan, program, policy, practice or other arrangement of any Employer Entity.

(c) Unless otherwise determined by the Board or applicable committee thereof, any outstanding options or other equity based awards held by the Executive to purchase or acquire Employer stock under any equity-based plan of any Employer Entity will be subject to the exercisability, vesting and forfeiture provisions of the respective plan. Any benefits the Executive has earned with respect to his employment for periods on or prior to the Qualifying Termination under any annual incentive, deferred compensation, supplement retirement or savings, 401(k), employer stock ownership or similar plan of any Employer Entity will be paid in accordance with the terms of such plan.

3.6 Release. The Company’s obligation to make any payment to the Executive as described in this Article 3 is contingent upon the Executive’s execution and non-revocation of a release within sixty (60) days following the Executive’s Separation from Service, in form and substance reasonably satisfactory to the Company, that, in the opinion of the Company’s counsel, is effective to release the Company from all claims relating to the Executive’s employment or the termination thereof (other than under the terms of this Change of Control Agreement), and the Company will have no obligation to make any payment unless and until such a release has become effective.

3.7 Business Expenses. The Employer Entities will reimburse the Executive for any unreimbursed, reasonable business expenses incurred by the Executive on or before the Qualifying Termination, pursuant to Employer’s reimbursement policies, provided that Executive present all expense reports to Employer in accordance with such policies. All such expense reports must be submitted within thirty (30) days following the date of the Qualifying Termination.

3.8 Withholding Taxes and Other Deductions. The Employer Entities may withhold from any payments made to the Executive any applicable federal, state, local and other taxes (such as employment taxes), and such other deductions as are prescribed by law. This includes withholding amounts from payments made pursuant to this Article 3 in order to satisfy any withholding obligations.

ARTICLE 4

LIMITATION ON PAYMENT OF BENEFITS

Notwithstanding anything to the contrary in this Change of Control Agreement, if the payments and benefits pursuant to Article 3 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Company or any of its subsidiaries, would constitute a “parachute payment” under Section 280G of the Code, the payments and benefits pursuant to Article 3 hereof will be reduced, in the manner determined by independent tax counsel selected as provided below, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under Article 3 hereof being non-deductible to the Company or such subsidiary pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code; provided, however, that if such procedure for determining the reduction of payments and benefits is determined by the Company to result in a violation of Section 409A, such reduction will be made on a pro rata basis. The determination of whether any reduction in the payments and benefits is to be made pursuant to Article 3 hereof will be based upon the written advice of independent tax counsel selected by the Company and reasonably acceptable to the Executive. The fees and expenses of the tax counsel will be paid by the Company. The Company will use its best efforts to cause such counsel to prepare the foregoing opinion as promptly as practicable, and in any event, within thirty (30) days after the Change of Control or date of Qualifying Termination, if earlier. The Company and the Executive agree to be bound by the determination of such tax counsel and to make appropriate payments to each other to give effect to the intent and purpose of this Article 4.

ARTICLE 5

BENEFICIARIES

If the Executive dies after the occurrence of a Qualifying Termination, but prior to the payment of all of the monthly severance payments required by Article 3 hereof, then all remaining severance payments will be paid to the beneficiary designated in writing by the Executive at the same time, and in the same amount, as would have been payable to the Executive. The designation of a beneficiary for purposes of this Article 5 will be revocable during the lifetime of the Executive. If the Executive does not designate a beneficiary under this Change of Control Agreement, the beneficiary will be deemed to be the same person that the Executive designated with respect to the Executive’s group life insurance program maintained by the Company.

ARTICLE 6

EXECUTIVE COVENANTS

6.1 Non-Disparagement. The Executive agrees that he will not, in writing or orally, or through conduct, disparage, deprecate, discredit, vilify or otherwise say anything negative about the Employer Entities. The Executive agrees never to disparage the services, products, customers, or employees of any Employer Entity. These prohibitions include, without limitation, any such statements made through use of social media sites, such as Facebook or Twitter.

6.2 Non-Disclosure of Confidential Information. The Executive recognizes and acknowledges that: (a) in the course of the Executive’s employment by the Employer Entities, it will be necessary for the Executive to acquire information which could include, in whole or in part, information concerning the Employer Entities’ business, sales volume, sales methods, sales proposals, financial statements and reports, customers and prospective customers, identity of customers and prospective customers, identity of key purchasing personnel in the employ of customers and prospective customers, amount or kind of customers’ purchases from the Employer Entities, the Employer Entities’ sources of supply, the Employer Entities’ computer programs, system documentation, special hardware, product hardware, related software development, the Employer Entities’ manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions, or other confidential or proprietary information belonging to the Employer Entities or relating to the Employer Entities’ affairs (collectively referred to herein as the “Confidential Information”); (b) the Confidential Information is the property of the Employer Entities; (c) the use, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the Employer Entities; and (d) it is essential to the protection of the Employer Entities’ good will and to the maintenance of the Employer Entities’ competitive position that the Confidential Information be kept secret and that the Executive not disclose the Confidential Information to others or use the Confidential Information to the Executive’s own advantage or the advantage of others. Confidential Information will not include information otherwise available in the public domain through no act or omission of the Executive. The Executive agrees to hold and safeguard the Confidential Information in trust for the Employer Entities, its successors and assigns and agrees that he will not, without the prior written consent of the Employer Entities, misappropriate or disclose or make available to anyone for use outside the Employer Entities’ organizations at any time, either during his employment with any Employer Entity or subsequent to the termination of his employment with the Employer Entities for any reason, including without limitation, termination by any Employer Entity, any of the Confidential Information, whether or not developed by the Executive, except as required in the performance of the Executive’s duties to the Employer Entities.

6.3 Non-Solicitation of Employees. The Executive agrees that, during the term of his employment with any Employer Entity and for twelve (12) months following termination of the Executive’s employment with the Employer Entities for any reason, including without limitation termination by any Employer Entity for Cause or without Cause, the Executive will not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of any Employer Entity or of any of its subsidiaries or affiliates, to leave any Employer Entity or any of its subsidiaries, or affiliates, for any reason whatsoever, or to hire any such employee

6.4 Return of Materials. Upon the termination of the Executive’s employment with the Employer Entities for any reason, the Executive will promptly deliver to the Employer Entities all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, flow-charts, computer equipment, programs, software, databases, proposals, financial statements and reports, and any documents concerning the Employer Entities’ customers or concerning products or processes used by the Employer Entities and, without limiting the foregoing, will promptly deliver to the Employer Entities any and all other documents or materials containing or constituting Confidential Information.

6.5 Work Made for Hire. The Executive agrees that in the event of publication by the Executive of written or graphic materials constituting “work made for hire,” as defined and used in the Copyright Act of 1976, 17 USC § 1 et seq., the Employer Entities will retain and own all rights in said materials, including right of copyright.

6.6 Jurisdiction and Service of Process. The Executive and the Company waive any right to a court (including jury) proceeding and instead agree to submit any dispute over the application, interpretation, validity, or any other aspect of this Change of Control Agreement to binding arbitration consistent with the application of the Federal Arbitration Act and the procedural rules of the American Arbitration Association (“AAA”) before an arbitrator who is a member of the National Academy of Arbitrators (“NAA”) out of a nationwide panel of eleven (11) arbitrators to be supplied by the AAA. The Company will absorb the fee charged and the expenses incurred by the neutral arbitrator selected.

6.7 Validity. The terms and provisions of this Article 6 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Change of Control Agreement will thereby be affected. The parties hereto acknowledge that the potential restrictions on the Executive’s future employment imposed by this Article 6 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction will find any provisions of this Article 6 unreasonable in duration or geographic scope or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein will be effective to the fullest extent allowed under applicable law in such jurisdiction.

6.8 Consideration. The parties acknowledge that this Change of Control Agreement would not have been entered into and the benefits described herein would not have been promised in the absence of the Executive’s promises under this Article 6.

6.9 Cease Payments. In the event that the Executive breaches any material provision of this Article 6, the Company’s obligation to make or provide payments or benefits under Article 3 will cease, to the extent not already paid or provided.

ARTICLE 7

SECTION 409A

7.1 This Change of Control Agreement will be administered, interpreted and construed in compliance with Section 409A, including any exemption thereunder. Each payment hereunder, including each installment payment, will be treated as a separate payment for purposes of Section 409A. With respect to payments subject to Section 409A (and not exempt therefrom), each such payment will be paid as a result of a permissible distribution event, and at a specified time, consistent with Section 409A. The Executive has no right to, and there will not be, any acceleration or deferral with respect to payments hereunder. The Executive acknowledges and agrees that the Company will not be liable for, and nothing provided or contained in this Change of Control Agreement will obligate or cause the Company to be liable for, any tax, interest or penalties imposed on the Executive related to or arising with respect to any violation of Section 409A. For purposes of this Change of Control Agreement, any reference to “termination of employment”, “termination” or similar reference will be construed to be a reference to Separation from Service.

7.2 Notwithstanding any other provision of this Change of Control Agreement to the contrary, to the extent that any amount payable or benefit to be provided under this Change of Control Agreement constitutes Section 409A Deferred Compensation that is not exempt from Section 409A, and such amount or benefit is payable or to be provided as a result of Separation from Service, and the Executive is a “specified employee” (as defined and determined under Section 409A and any relevant procedures that the Company may establish) (“Specified Employee”) at the time of his Separation from Service, then such payment or benefit will not be made or provided to the Executive until the day after the date that is six months following the Executive’s Separation from Service, at which time all payments or benefits that otherwise would have been paid or provided to the Executive under this Change of Control Agreement during that six-month period, but were not paid or provided because of this Section 7.2, will be paid or provided, with any cash payment to be made in a single lump sum (without any interest with respect to that six-month period). This six-month delay will cease to be applicable if the Executive’s Separation from Service due to death or if the Executive dies before the six-month period has elapsed, in which event any such payments or benefits will be paid or provided to the Executive’s estate within thirty (30) days of the date of death.

7.3 Notwithstanding any other provision of this Change of Control Agreement to the contrary, to the extent that any amount payable or benefit to be provided under this Change of Control Agreement constitutes Section 409A Deferred Compensation that is not exempt from Section 409A and the Executive is not a Specified Employee at the time of his Separation from Service, then such payment or benefit will not be provided to the Executive until the sixtieth (60th) day following the Executive’s Separation from Service, at which time all payments or benefits that otherwise would have been paid or provided to the Executive under this Change of Control Agreement during the sixty (60) days period, but were not paid or provided because of this Section 7.3, will be paid or provided, with any cash payment to be made in a single lump sum (without any interest with respect to that sixty-day period).

ARTICLE 8

SUCCESSORS; BINDING AGREEMENT

8.1 This Change of Control Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns.

8.2 The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Change of Control Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Change of Control Agreement, “Company” will mean the Company as defined herein and any successor to its business and/or assets which assumes and agrees to perform this Change of Control Agreement by operation of law or otherwise.

8.3 This Change of Control Agreement will be binding upon, and will inure to the benefit of and be enforceable by, the Executive, the Executive’s heirs, personal representatives, executors and administrators.

ARTICLE 9

ATTORNEY’S FEES

Each party will bear all attorney’s fees and related expenses in connection with or relating to the negotiation and enforcement of this Change of Control Agreement; provided, that if the Executive is wholly successful on the merits of any action or proceeding to enforce the Executive’s rights under this Change of Control Agreement, the Company will reimburse all reasonable attorney’s fees and related expenses incurred by the Executive in connection with such action or proceeding. Any amount payable by the Company in any year pursuant to the prior sentence will not be affected by the amount of any payment made by the Company pursuant to the prior sentence in any other year, and under no circumstances will the Executive by permitted to liquidate or exchange the benefit afforded him in the prior sentence for cash or any other benefit. To the extent any such payment is made via reimbursement to the Executive, no such reimbursement will be made by the Company later than the end of the year following the year in which the underlying expense is incurred. The reimbursement right set forth in this Article 9 will be limited to fees and expenses incurred during the Executive’s employment with the Employer Entities and during the ten (10) year period immediately thereafter.

ARTICLE 10

EMPLOYMENT WITH EMPLOYER ENTITIES

Employment with the Company for purposes of this Change of Control Agreement will include employment with any Employer Entity.

ARTICLE 11

NO SETOFF

No amounts otherwise due or payable under this Change of Control Agreement will be subject to setoff by the Company, except as otherwise required by law.

ARTICLE 12

NOT A CONTRACT FOR EMPLOYMENT

This Change of Control Agreement will not in any way constitute an employment agreement between the Company and the Executive and it will not oblige the Executive to continue in the employ of Company, nor will it oblige the Company to continue to employ the Executive.

ARTICLE 13

FDIC EVENTS

If any of the Employer Entities is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act or equivalent provisions relating to a regulator with supervisory authority over any of the Employer Entities), all obligations under this Change of Control Agreement will terminate as of the date of default, but this Article 13 will not affect any vested rights of the parties. Notwithstanding any other provision of this Change of Control Agreement, the Employer Entities will have no obligation to make any payments to Executive if such payments would be prohibited by applicable federal or state law, including without limitation Part 359 of the regulations of the Federal Deposit Insurance Corporation (12 CFR § 359 et seq.) or any successor provision.

ARTICLE 14

NOTICES

All notices and other communications required to be given hereunder will be in writing and will be deemed to have been delivered or made when mailed, by certified mail, return receipt requested, if to the Executive, to the last address which the Executive will provide to the Employer, in writing, for this purpose, but if the Executive has not then provided such an address, then to the last address of the Executive then on file with the Company; and if to the Company, then to the last address which the Company will provide to the Executive, in writing, for this purpose, but if the Company has not then provided the Executive with such an address, then to:

President and Chief Executive Officer

First Commonwealth Financial Corporation

Old Courthouse Square

22 North Sixth Street

Indiana, Pennsylvania 15701

ARTICLE 15

GOVERNING LAW AND JURISDICTION

This Change of Control Agreement will be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, except for the laws governing conflict of laws. In the event that either party will institute suit or other legal proceeding, whether in law or equity, the Courts of the Commonwealth of Pennsylvania will have exclusive jurisdiction with respect thereto.

ARTICLE 16

ENTIRE AGREEMENT

This Change of Control Agreement constitutes the entire understanding between the

Company and the Executive concerning the subject matter hereof and supersedes all prior written or oral agreements or understandings between the parties hereto, including without limitation the Original Change of Control Agreement. No term or provision of this Change of Control Agreement may be changed, waived, amended or terminated except by a written instrument of equal formality to this Change of Control Agreement.

Signature page follows.

IN WITNESS WHEREOF, the parties have executed this Change of Control Agreement as of the date set forth above.

(Corporate Seal)	FIRST COMMONWEALTH FINANCIAL CORPORATION

/s/ Matthew C. Tomb	By:	/s/ T. Michael Price
Witness		Name:	T. Michael Price
		Title:	President and CEO

EXECUTIVE

/s/ Matthew C. Tomb	/s/ Leonard V. Lombardi
Witness